UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 3210, Vancouver, British Columbia,	V6C 2X8
(Address of principal executive offices)	(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Ticker Symbols:	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	CIO	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	CIO.PrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

City Office REIT, Inc. (the “Company”) issued a press release on February 23, 2023 announcing its financial results for the fiscal year ended December 31, 2022. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 furnished pursuant to Item 9.01, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 furnished pursuant to Item 9.01, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On February 23, 2023, the Company announced that, effective on February 23, 2023, Mr. William Flatt will resign from his position as a member of the Board of Directors (the “Board”) of the Company and all committees thereof. Mr. Flatt’s resignation does not involve any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or otherwise.

In connection with Mr. Flatt’s resignation from the Board and in recognition of his efforts and contributions to the Company, the Board on February 22, 2023 approved the accelerated vesting of 11,687 restricted stock units previously granted to Mr. Flatt under the Company’s equity incentive plan (the “EIP”), effective on February 23, 2023.

On February 23, 2023, the Company announced that, effective on February 23, 2023, at the recommendation of the Board’s Nominating and Corporate Governance Committee (the “NCG Committee”), the Board will fill the vacancy caused by Mr. Flatt’s resignation by appointing Mr. Michael Mazan to the Board to serve until the next annual meeting of stockholders of the Company and until his successor is duly elected and qualified. Mr. Mazan will also be appointed as a member and Chairman of the Audit Committee of the Board and as a member of the NCG Committee. At the recommendation of the NCG Committee, the Company also announced that, effective concurrent with Mr. Flatt’s resignation, Mr. Mark Murski will be appointed as a member of the Board’s Investment Committee (the “Investment Committee”).

Mr. Mazan joins the Board with over 30 years of experience in investing, management consulting and investment banking. He currently serves as a founding partner of KingsPeak Partners, a boutique private equity investment firm focused on investing in and developing market-leading small to mid-sized businesses. Prior to that, from 1999 to 2018, Mr. Mazan was a partner at Birch Hill Equity Partners, a leading private equity firm, where he was responsible for all parts of the investment lifecycle, with a focus on portfolio company building and governance. From 1997 to 1999, Mr. Mazan was an investment banking associate at Credit Suisse First Boston, one of the world’s premier investment banks. From 1995 to 1997, he was Director of Finance and Corporate Development at Rogers Wave, a pioneering division of Rogers Communications. From 1992 to 1995, Mr. Mazan was a consulting associate at McKinsey & Company, the world’s leading management consulting firm. He also has extensive experience serving as a director for various private and publicly listed companies, having served on 12 boards across various industries during his career. Mr. Mazan has a bachelor of commerce degree from Carleton University and a master of business administration degree from the University of Western Ontario.

The Board determined that Mr. Mazan is “independent” under 303A.02 of the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Guidelines. In connection with his appointment, the Company will enter into an indemnification agreement with Mr. Mazan, substantially in the form of the indemnification agreement the Company has entered into with all other directors and previously filed by the Company with the Securities and Exchange Commission.

Mr. Mazan will receive the same fees for his service as our other directors. Annual cash compensation will be pro-rated from the date of Mr. Mazan’s election to the Board. In addition, Mr. Mazan will participate in the Company’s EIP under the same terms as our other directors.

Effective February 23, 2023, Mr. John Sweet will step down from his position as Chairman of the Investment Committee but remain a member of the Investment Committee, and Mr. John McLernon will step down from his position as Chairman of the Board. On February 23, 2023, the Company announced that, effective February 23, 2023, at the recommendation of the NCG Committee, the Board will fill the vacancy caused by Mr. Sweet’s stepping down from his position as Chairman of the Investment Committee by appointing Mr. McLernon to the position. The Company also announced that, effective February 23, 2023 and at the recommendation of the NCG Committee, the Board will fill the vacancy caused by Mr. McLernon’s stepping down from his position as Chairman of the Board by appointing Mr. Sweet as Chairman of the Board.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	City Office REIT, Inc. Press Release, dated February 23, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: February 23, 2023	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	Chief Executive Officer and Director